UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

Orchids Paper Products Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2016

ANNUAL MEETING

AND

PROXY STATEMENT

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma 74361

March 22, 2016

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Orchids Paper Products Company to be held at the offices of Polsinelli PC located on the 42nd floor at 600 Third Avenue, New York, New York 10016 on Monday, May 2, 2016, at 8:30 a.m. Eastern Time.

        At the meeting you will be asked to: (1) elect seven directors; (2) ratify the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm for 2016; and (3) transact such other business as may properly come before the meeting.

        The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

        Your vote is important. We urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. As explained more fully in the proxy statement included with this notice and the Notice of Availability of Proxy Materials, you can vote by using the Internet, by telephone, by mail or in person. Regardless of whether you currently expect to attend the annual meeting, you may vote by using the Internet or telephone to ensure that your vote will be counted even if you decide later not to attend the meeting.

        Thank you for your continued support of Orchids Paper Products Company.

Sincerely,

Jeffrey S. Schoen President and Chief Executive Officer

ORCHIDS PAPER PRODUCTS COMPANY

4826 Hunt Street

Pryor, Oklahoma 74361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2016

        The 2016 annual meeting of Stockholders of ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (the “Company”), will be held at the offices of Polsinelli PC located on the 42nd floor at 600 Third Avenue, New York, New York 10016 on Monday, May 2, 2016, at 8:30 a.m. Eastern Time (the “meeting”) to consider and act upon the following matters:

1.	the election of seven directors for one-year terms expiring at the conclusion of the Company’s annual meeting in 2017;
2.	the ratification of the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm for 2016; and
3.	the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

        At the meeting, stockholders will also transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors recommends that you vote “FOR” each of the directors nominated under Proposal 1, and “FOR” Proposal 2.

        Only stockholders of record at the close of business on March 14, 2016, are entitled to notice of and to vote in person or by proxy at the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 4826 Hunt Street, Pryor, Oklahoma 74361. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please promptly vote by using the Internet, by telephone, by mail or in person, in each case by following the instructions in the proxy statement. Voting now will not affect your right to vote in person if you later decide to attend the meeting.

        The enclosed proxy solicitation material is being mailed to stockholders on or about March 22, 2016, with a copy of the Company’s Annual Report on Form 10-K, which includes financial statements for the year ended December 31, 2015 and the Company’s independent registered public accounting firm’s report thereon.

        Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. In accordance with New York Stock Exchange (“NYSE”) rules, your broker will not be able to vote your shares with respect to any non-routine matters (including the election of directors) if you have not given your broker specific instructions to do so. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year (Proposal 2). The election of directors (Proposal 1) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

        If your shares are held in “street name” in a stock or brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote, your shares will not be voted on any non-routine matter voted upon at the meeting.

By Order of the Board of Directors

Keith R. Schroeder Chief Financial Officer and Secretary

        Important Notice Regarding the Internet Availability of Proxy Materials. The Company has saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission rules. On or about March 22, 2016, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Company’s Annual Meeting proxy statement and the 2015 Annual Report on Form 10-K. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. As described in the Notice, the Company’s Annual Meeting proxy statement and the 2015 Annual Report on Form 10-K are available to you at www.orchidspaper.com/annualmeeting.

        Even though you may currently plan to attend the meeting in person, please vote by using the Internet, by telephone or by mail, in each case by following the instructions in the proxy statement. Should you attend the meeting in person, you may revoke your proxy and vote in person.

Table of Contents

2016 ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT	1
ABOUT THE MEETING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	7
BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT	8
BENEFICIAL OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS, AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	8
PROPOSAL 1 ELECTION OF DIRECTORS	10
REPORT OF THE AUDIT COMMITTEE	20
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	21
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	21
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE COMPENSATION	32
SUMMARY COMPENSATION TABLE	32
DIRECTORS’ COMPENSATION	38
AGREEMENTS WITH NAMED EXECUTIVE OFFICERS	40
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS	49
CODE OF ETHICS	49
HOUSEHOLDING OF PROXY MATERIALS	49
OTHER MATTERS	50

ORCHIDS PAPER PRODUCTS COMPANY

4826 Hunt Street

Pryor, Oklahoma 74361

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Orchids Paper Products Company, a Delaware corporation (the “Company”), to be voted at the 2016 annual meeting of Stockholders of the Company (the “annual meeting” or the “meeting”) and any adjournment or postponement of the meeting. The meeting will be held at the offices of Polsinelli PC located on the 42nd floor at 600 Third Avenue, New York, New York 10016 on Monday, May 2, 2016, at 8:30 a.m. Eastern Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. This proxy statement and the accompanying proxy will be first sent or given to stockholders on or about March 22, 2016. Below you will find a summary of matters that specifically relate to the annual meeting and that the Company is required to disclose to you. The Company hopes that you find this summary useful in your understanding of the annual meeting process, the Company’s business, the directors and the other related pertinent matters.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

        Because you were a stockholder of the Company as of March 14, 2016 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

        This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about March 22, 2016.

What Am I Voting On?

        You are voting on two items:

        1.     The election of seven directors for one-year terms expiring at the conclusion of the annual meeting in 2017 (see page 10); and

        2.     The ratification of HoganTaylor LLP as the Company’s independent registered public accounting firm for 2016 (see page 47).

How Do I Vote?

        Stockholders of Record: If you are a stockholder of record or beneficial owner at the close of business on the Record Date, there are four ways to vote:

●	by visiting www.voteproxy.com and following the on-screen instructions;
●	by calling 800-776-9437;
●	by requesting a proxy card by calling 800-579-1639 or emailing sendmaterial@proxyvote.com and completing and returning your proxy card; or
●	by written ballot at the meeting.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the annual meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 1, 2016.

        Street Name Holders:     Shares which are held in a brokerage account in the name of the broker or other nominee are said to be held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker. You should complete and return a voting instruction card to your broker, or, in many cases, your broker may allow you to vote via the telephone or internet. Check your proxy card from your broker for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

What Are the Voting Recommendations of the Board of Directors?

The Board of Directors recommends voting:

1.	“FOR ALL NOMINEES” for the directors nominated under Proposal 1.
2.	“FOR” Proposal 2 to ratify the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

        If you are a stockholder of record at the close of business on the Record Date, unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors and vote “FOR” Proposals 1 and 2.

Will Any Other Matters Be Voted On?

        We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting and you are a stockholder of record at the close of business on the Record Date, your signed proxy card gives authority to Jeffrey Schoen and Keith Schroeder to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

        Only stockholders of record or beneficial owners at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record or beneficial owner on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

        If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, you will not be able to vote your shares at the meeting.

How Many Votes Do I Have?

        You will have one vote for every share of Company Common Stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

        10,275,141 consisting of one vote for each share of Company Common Stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

        The holders of a majority of the aggregate voting power of the Company’s voting Common Stock outstanding on the Record Date, or 5,137,571 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. If you vote, your shares will be part of the quorum. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible whether a quorum has been achieved. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

What is a Broker Non-Vote?

        If your shares are held in “street name” through a broker, bank or other nominee (a “nominee”) and you do not provide voting instructions, your nominee may vote your shares on your behalf only on routine matters. The only routine matter to be voted on at the annual meeting is the ratification of the selection of the independent registered public accounting firm. The nominee will not be able to vote your shares on matters considered non-routine, for which specific authorization is required under the rules the New York Stock Exchange imposes on its member organizations. If you do not provide the nominee with voting instructions on a non-routine matter, a “broker non-vote” occurs.

Which Proposals Are Considered “Routine” or “Non-routine”?

        Proposal 2 (ratification of the appointment of the independent registered public accounting firm) is a matter that the Company believes will be designated “routine.”

        Proposal 1 (election of directors) is a matter that the Company believes will be considered “non-routine.”

What if I Abstain? How Will Abstentions and Broker Non-Votes Be Counted?

        Abstentions and broker non-votes will be counted as present for the purpose of determining whether there is a quorum.

        For Proposal 1, abstentions will not have an effect on the vote, and broker non-votes also will not be counted as they are not shares entitled to vote on this proposal.

        For Proposal 2, abstentions and broker non-votes will have the effect of a negative vote as they are shares entitled to vote on this proposal.

        We encourage you to provide instructions to your brokerage firm by voting and signing your proxy. This action ensures your shares will be voted at the annual meeting.

What Vote Is Required to Approve Each Proposal?

        Proposal 1: The directors will be elected by a plurality vote. This means the seven nominees who receive the most affirmative votes of those stockholders present in person or by proxy and entitled to vote at the meeting will be elected to serve as directors.

        Proposal 2: For the proposal to ratify the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

Can I Change My Vote?

        Yes, you may change your vote before the vote at the 2016 Annual Meeting in accordance with the following procedures:

        If you are a stockholder of record as of the close of business on the Record Date, you may change your vote by sending us a new proxy card bearing a later date (which automatically revokes the earlier proxy), by sending a written notice of revocation to the Company’s Corporate Secretary at the address on the cover of this Proxy Statement before the date of the 2016 Annual Meeting, or by attending the 2016 Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. If you voted via Internet or telephone, you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the annual meeting.

        If you hold your shares beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on the date before the 2016 Annual Meeting, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the 2016 Annual Meeting and voting in person.

When Will There Be Discretionary Voting Authority?

        If you are the stockholder of record and return a signed proxy card without indicating your vote, your shares will be voted as follows: (i) FOR ALL NOMINEES for the directors nominated under Proposal 1; (ii) FOR ratification of the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm for 2016; and (iii) your shares may be voted in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting. Should a nominee for director become unavailable to serve, the shares will be voted for a substitute designated by the Board of Directors, or for fewer than seven nominees if, in the judgment of the proxy holders, such action is necessary or desirable.

How Can I Access Orchids Paper Products Company’s Proxy Materials and Annual Report Electronically?

        As described in the Notice of Internet Availability of Proxy Materials, the Company’s Annual Meeting proxy statement and the Company’s 2015 Annual Report on Form 10-K are available at www.orchidspaper.com/annualmeeting.

Who Will Bear the Cost of Soliciting Proxies?

        The Company will bear the cost of the solicitation of proxies for the meeting. The Company may also reimburse banks, brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common shares for their reasonable out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or by telephone, facsimile or other means by the Company’s officers, directors and employees, without special compensation for the solicitation. In addition, the Company has retained Alliance Advisors, LLC, a professional proxy solicitation firm, to help solicit proxies. This proxy solicitation firm will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. The Company expects that it will pay Alliance Advisors, LLC its customary fees, estimated to be approximately $6,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

Where Can I Find the Voting Results of the Annual Meeting?

The Company will announce preliminary voting results at the annual meeting. The Company will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the date of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        On the Record Date there were 10,275,141 outstanding shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock is entitled to one vote per share. The following tables set forth certain information known to us with respect to beneficial ownership of the Company’s Common Stock as of March 1, 2016 by:

●	each person known by us to own beneficially more than 5% of the Company’s outstanding Common Stock;
●	each of the Company’s directors;
●	each of the Company’s named executive officers; and
●	all of the Company’s directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power over securities. The table below includes the number of all shares of Common Stock the investor actually owns beneficially or of record; all shares of Common Stock over which the investor has or shares voting or dispositive control; and all shares of Common Stock the investor has the right to acquire within 60 days of March 1, 2016 (such as options which are scheduled to become exercisable within 60 days or restricted shares which are scheduled to vest within 60 days). With respect to each person, beneficial ownership is therefore based on 10,483,641 shares of Common Stock outstanding as of March 1, 2016, plus the number of options and shares of restricted stock held by such person which are currently exercisable (or in the case of restricted stock, vested) or are exercisable (or in the case of restricted stock, vested) within 60 days of March 1, 2016. Shares of Common Stock that the investor has the right to acquire within 60 days of March 1, 2016, pursuant to an option or a restricted stock award are considered outstanding and beneficially owned by the person holding the options or restricted stock for the purposes of computing beneficial ownership of that person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361.

Beneficial Owners of More Than Five Percent

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned
Mario Armando Garcia (1) 4826 Hunt Street Pryor, OK 74361	911,083	8.9%

(1)

Fabrica de Papel San Francisco, S.A. de C.V. (“Fabrica”) holds 626,650 of these shares. Elgin Finance & Investment Corp. (“Elgin”) holds 274,433 of these shares. Mr. Garcia has sole voting power over 284,433 shares, including options to purchase 10,000 shares of Common Stock which were awarded to Mr. Garcia during his service on the Board of Directors of the Company since June 10, 2014, as the direct controlling shareholder and president of Elgin. Mr. Garcia has shared voting power over 626,650 shares as the indirect controlling shareholder and president of Fabrica. Mr. Garcia is the president and controlling shareholder of Group Industrial Garcia Franco, S.A. C.V., which is the controlling shareholder of Fabrica.

Beneficial Ownership of Directors, Named Executive Officers, and Directors and Executive Officers as a Group

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned
Mario Armando Garcia (1)	911,083	8.9%
Keith R. Schroeder (2)	116,033	1.1%
Douglas E. Hailey (3)	82,900	*
Jeffrey S. Schoen (4)	67,389	*
Steven R. Berlin (5)	66,900	*
John C. Guttilla (6)	51,250	*
Mark Ravich (7)	34,745	*
Elaine MacDonald (8)	15,000	*
All directors and executive officers as a group (8 persons)	1,345,300	12.8%

* Indicates ownership of less than 1%.

(1)	See Note 1 in the “Beneficial Owners of More Than Five Percent” table above.
(2)	Includes 1,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Schroeder. Includes 115,033 shares that are held in a margin account.
(3)	Includes 38,750 shares of Common Stock issuable upon exercise of stock options held by Mr. Hailey.
(4)	Includes 48,750 shares of Common Stock issuable upon exercise of stock options held by Mr. Schoen.
(5)	Includes 51,250 shares of Common Stock issuable upon exercise of stock options held by Mr. Berlin. Includes 10,650 shares held in a brokerage margin account.
(6)	Includes 25,000 shares of Common Stock issuable upon exercise of stock options held by Mr. Guttilla. Includes 262,500 shares that are held in a margin account.
(7)	Includes 18,750 shares of Common Stock issuable upon exercise of stock options held by Mr. Ravich and 3,000 shares held in family trusts. Includes 12,995 shares that are held in a margin account.
(8)	Includes 15,000 shares of Common Stock issuable upon exercise of stock options held by Ms. MacDonald.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its reporting persons complied with all such filing requirements during 2015 except the following: (i) two Form 4s for John Guttilla, each covering one transaction, and one Form 4 for Mark Ravich covering two transactions, which were reported on a Form 5 filed on February 5, 2016, were filed late, and (ii) Mario Armando Garcia failed to file a Form 4 to report one transaction.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company’s Board of Directors presently has seven members with each member serving a one-year term. All of the Company’s directors hold office until the end of the next annual meeting of stockholders or until their successors are duly appointed and qualified.

         The Nominating and Corporate Governance Committee of the Board of Directors has nominated the following seven current directors of the Company to be re-elected to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Steven R. Berlin, Mario Armando Garcia, John C. Guttilla, Douglas E. Hailey, Elaine MacDonald, Mark H. Ravich and Jeffrey S. Schoen.

        The Board of Directors has no reason to expect that any of the nominees to the Board of Directors will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the above seven nominees to the Board of Directors prior to the meeting, the proxies will be voted for a substitute nominee named by the Nominating and Corporate Governance Committee and the Board of Directors and for the remaining nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named below. Unless otherwise specified, all proxies will be voted in favor of the seven nominees listed above for election as directors of the Company.

        The information below is furnished as of March 1, 2016 for each of the nominees for the Board of Directors.

        The seven nominees who receive the highest number of affirmative votes cast will be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR ALL NOMINEES” NAMED.

Nominees for Election as Directors

        Set forth in the chart and narrative below are the name, age, position and a brief account of the business experience of each of the Company’s director nominees and the primary reason why the Nominating and Corporate Governance Committee has nominated each person for election to the Board of Directors.

Name	Age	Director Since	Present Position with Orchids
Steven R. Berlin	71	2005	Chairman of the Board
Mario Armando Garcia	64	2014	Director
John C. Guttilla	59	2005	Director
Douglas E. Hailey	53	2004	Director
Elaine MacDonald	53	2013	Director
Mark Ravich	63	2013	Director
Jeffrey S. Schoen	55	2007	CEO, President and Director

Steven R. Berlin, 71, Director since 2005, Former Vice President and Chief Financial Officer of Kaiser-Francis Oil Company

Since January 2006, Mr. Berlin has been an independent financial consultant. Mr. Berlin was Vice President of Kaiser-Francis Oil Company from 2004 to January 2006, and the Vice President and Chief Financial Officer of Kaiser-Francis Oil Company from 1999 to 2004. He held the positions of Chief Financial Officer, Secretary and Treasurer of PetroCorp Corporation from 1999 to 2004 and was a director of PetroCorp Corporation from 2001 to 2004. Mr. Berlin was on the faculty of the University of Tulsa, where he taught business and finance courses, from 1996 to 1999. Prior to joining the faculty at the University of Tulsa, Mr. Berlin worked for CITGO Petroleum Corporation and its predecessors in various financial and management positions, including the last ten years as Chief Financial Officer. He served as a member of the board of directors of North American Palladium Limited (NYSE MKT: PAL) until May 2015. Mr. Berlin received his BSBA degree from Duquesne University, his MBA from the University of Wisconsin and is a graduate of the Stanford Executive Program. He is a certified public accountant.

        The Nominating and Corporate Governance Committee has nominated Mr. Berlin to serve on the Board of Directors because of his extensive leadership experience with public companies and his deep understanding of financial and accounting matters.

Mario Armando Garcia, 64, Director since 2014, President and Co-Founder of Fabrica de Papel San Francisco, S.A. de C.V.

Mr. Garcia is the President and co-founder of Fabrica de Papel San Francisco, S.A. de C.V. (“Fabrica”), a privately owned company organized under the laws of Mexico that started as a tissue converter in 1958 and produces parent rolls, paper towels, bathroom tissue and paper napkins. Fabrica has grown to 150,000 metric tons of capacity, one of the largest tissue manufacturers by capacity in Mexico.  Since 2000, Mr. Garcia has served on the board of directors of Mexicali Industrial SA and also serves as chairman of the board of directors of Inmibiliaria Priga SA and Marfer del Golfo SA. He holds a BS degree in Industrial Engineering from Cetys University and is a graduate of Harvard Business School’s Owner/President Management Program 2005-2007.

Mr. Garcia’s membership on the Board of Directors is a condition of the Asset Purchase Agreement the Company entered into with Fabrica in 2014, which provided for the Company to use its reasonable best efforts to nominate Mr. Garcia or such other person designated by Fabrica for election as a member of the Board of Directors and to continue to use its reasonable best efforts to maintain Mr. Garcia or such other person as a member of the Board of Directors through the earlier of (i) the date of termination or expiration of the supply agreement with Fabrica or (ii) such time that Fabrica and its affiliates, collectively, own less than five percent of the number of shares of Orchids’ common stock that were outstanding as of June 4, 2014. Additionally, the Nominating and Corporate Governance Committee has nominated Mr. Garcia to serve on the Board of Directors due to his extensive experience in and comprehensive knowledge of the paper and tissue industry.

John C. Guttilla, 59, Director since 2005, Partner of RotenbergMeril

Since 1988, Mr. Guttilla has been a Partner in the public accounting firm of Rotenberg Meril where he is a member of the firm’s management committee and director of the firm’s Financial Services Department. RotenbergMeril are the independent registered public accountants for Air Industries Group (NYSE MKT: AIRI) where Mr. Guttilla serves as the engagement partner. He is also a director and Chairman of the Audit Committee of Decisionpoint Systems, Inc. (OTCBB: DPSI). He is a certified public accountant and holds a BS degree in accounting from Fordham University and a Master’s degree in taxation from St. John’s University.

        The Nominating and Corporate Governance Committee has nominated Mr. Guttilla to serve on the Board of Directors because of his deep understanding of financial and accounting matters.

Douglas E. Hailey, 53, Director since 2004, Managing Director of Taglich Brothers, Inc.

        Mr. Hailey is a Managing Director of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Mr. Hailey joined Taglich Brothers in 1994. Mr. Hailey previously served on the board of directors of Williams Controls, Inc. (NASDAQ: WMCO) from 2001 to 2012 and the board of directors of Gulfstream International Group, Inc. from 2006 to 2009. He currently serves as a director of BG Staffing, Inc. (NYSE MKT: BGSF) and several privately-held companies. Mr. Hailey received a BA degree in Business Administration from Eastern New Mexico University and an MBA from the University of Texas.

        The Nominating and Corporate Governance Committee has nominated Mr. Hailey to serve on the Board of Directors because of his extensive experience serving on public company boards of directors and his knowledge of the capital markets.

Elaine MacDonald, 53, Director since 2013, Senior Director of Cerner Corporation

        Ms. MacDonald currently serves as the Sr. Director for Cerner Corporation, which acquired InterMedHx, LLC, a healthcare software services provider, in April 2014. Ms. MacDonald previously served as the Chief Operating Officer of InterMedHx, LLC. Additionally, Ms. MacDonald had several different roles while employed with Paragon Trade Brands, a private brand marketer/manufacturer of personal absorbent care products, including Vice President of Marketing, and from 2003 to 2007 was the Executive Vice President of Sales and Marketing of Cumberland Swan Inc./Vijon, the largest private label personal health care products manufacturer in North America. From 2008 through 2012, she was a Principal with North Highland, a consulting company. Ms. MacDonald holds a BS degree in Biology from the University of Waterloo and an MBA from Sir Wilfred Laurier University.

        The Nominating and Corporate Governance Committee has nominated Ms. MacDonald to serve on the Board of Directors because of her broad knowledge and experience in the private label consumer goods industry.

Mark H. Ravich, 63, Director since 2013, founder of Tri-Star Management, Inc.

        Mr. Ravich began his career in 1975 as an account officer at Citibank N.A. based in New York, where he made real estate construction loans to national real estate developers. Upon leaving Citibank in 1978 through 1990, he was a developer of commercial real estate where he was involved with all aspects of development, finance, construction, marketing, leasing and management of various commercial, industrial, office and multi-family real estate projects. From 1990 until early 1998 when the company was sold to a Los Angeles retailer, he was the CEO and a member of the Board of Directors of Universal International, Inc., a wholesale retail company, and led the public offering of the company’s securities. From 1998 through the present, he became one of the founders and owners of Tri-Star Management, Inc., a commercial real estate management and syndication company. He also became active in many private equity and venture capital investments. Mr. Ravich currently serves on the Board of Directors of MR Instruments Inc. and Dilon Technologies Inc., is a board advisor to Scidera Inc. and is the chief manager of various real estate entities. Mr. Ravich graduated Magna Cum Laude from the Wharton School of the University of Pennsylvania with a BSE and an MBA degree with a major in finance.

        The Nominating and Corporate Governance Committee has nominated Mr. Ravich to serve on the Board of Directors because of his knowledge and experience in retail, financial and capital markets.

Jeffrey S. Schoen, 55, Director since 2007, Chief Executive Officer and President of Orchids Paper Products Company

        Mr. Schoen was appointed President and Chief Executive Officer of Orchids Paper Products in November 2013. Mr. Schoen joined the Company’s Board of Directors in February 2007, served as its lead director from March 2013 until May 2013 and served as Chairman from May 2013 to November 2013. From 2002 through 2006, Mr. Schoen served as Executive Vice President of Cumberland Swan, Inc., a private label manufacturer of personal care products. From 1999 through 2002, Mr. Schoen was employed by Paragon Trade Brands, a private label manufacturer of disposable diapers and training pants, last serving as Vice President of Operations. Mr. Schoen holds a BS degree in chemical engineering from the University of Wisconsin.

        The Nominating and Corporate Governance Committee has nominated Mr. Schoen to serve on the Board of Directors because of his management leadership position and extensive leadership experience in manufacturing companies and the private label consumer goods industry.

Board of Directors

        The Board of Directors held thirteen meetings during the fiscal year which ended December 31, 2015. During 2015, each director attended at least 75% of the aggregate of the regular meetings of the Board of Directors and meetings of the committees of the Board on which he or she served, as the case may be, after his appointment to the Board. All of the directors other than Ms. MacDonald, who experienced a family emergency, attended the annual meeting of stockholders held on May 4, 2015. An executive session of independent directors is generally held at the time of each Board meeting that is held in-person. The independent directors met in executive session at four Board meetings in 2015. The directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

Director Independence

        The Company regularly reviews the independence of each director. Pursuant to this review, the directors and officers of the Company, on an annual basis, are required to complete and forward to the Corporate Secretary a detailed questionnaire to determine if there are any transactions or relationships between any of the directors, officers and the Company (including immediate family and affiliates) that would deem the director not to be “independent” as that term is defined in the applicable rules and regulations of the SEC and the NYSE MKT. If any transactions or relationships exist that may call into question the director’s status as an “independent” director, the Audit Committee and the Board then consider whether such transactions or relationships are inconsistent with a determination that the director is independent in accordance with the applicable rules and regulations. Pursuant to this process, the Audit Committee and the Board of Directors have determined that each of Mr. Berlin, Mr. Guttilla, Mr. Hailey, Ms. MacDonald and Mr. Ravich qualify as independent directors as such term is defined under the rules of the NYSE.

Board Committees

        The Board of Directors has three committees established in the Company’s Bylaws: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is an independent director.

        Audit Committee.    The Company has an Audit Committee consisting of Mr. Guttilla, who chairs the committee, and Messrs. Berlin and Ravich. The Audit Committee is governed by a written charter, available in the Corporate Governance section of the Company’s website which can be accessed from the Company’s homepage at http://www.orchidspaper.com by selecting “Investors” and then “Corporate Governance.” According to its charter, the Audit Committee must review the charter on an annual basis, and, if necessary, propose amendments to the Board of Directors. Under the charter, the Audit Committee must meet at least four times a year and is responsible for reviewing the independence, qualifications and quality control procedures of the Company’s independent auditors, and is responsible for recommending the initial or continued retention, or a change in, the Company’s independent auditors. In addition, the Audit Committee is required to review and discuss with the Company’s management and independent auditors the Company’s financial statements and the Company’s annual and quarterly reports, as well as the quality and effectiveness of the Company’s internal control procedures and critical accounting policies. The Audit Committee Charter also requires the Audit Committee to review potential conflict of interest situations with respect to employees of the auditor, and to discuss with the Company’s management other matters related to the Company’s external and internal audit procedures. The Audit Committee has adopted a pre-approval policy for the provision of audit and non-audit services performed by the Company’s independent auditors. The Board of Directors has determined that Mr. Guttilla is an Audit Committee financial expert under the rules and regulations of the SEC. The Audit Committee held ten meetings in 2015. As set forth above, the members of the Audit Committee qualify as “independent directors” under the SEC and the NYSE MKT rules. A copy of the report of the Audit Committee is on page 20.

        Compensation Committee.    The Company has a Compensation Committee consisting of Mr. Berlin, who chairs the committee, and Messrs. Guttilla and Hailey. The Compensation Committee is governed by a written charter, available in the Corporate Governance section of the Company’s website which can be accessed from the Company’s homepage at http://www.orchidspaper.com by selecting “Investors” and then “Corporate Governance.” The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for the Company’s executive officers, including annual bonus compensation, and consults with the Company’s management regarding compensation policies and practices. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding compensation of directors. In addition, the Compensation Committee makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans. The processes and procedures used for the consideration and determination of executive compensation are described in the section of the proxy captioned “COMPENSATION DISCUSSION AND ANALYSIS.” As set forth above, the members of the Compensation Committee qualify as “independent directors” under the NYSE MKT rules, including the additional independence requirements applicable to compensation committee members. The Compensation Committee held five meetings in 2015. A copy of the report of the Compensation Committee is on page 21.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Ravich, as chair, Mr. Hailey and Ms. MacDonald. The Nominating and Corporate Governance Committee is governed by a written charter, available in the Corporate Governance section of the Company’s website which can be accessed from the Company’s homepage at http://www.orchidspaper.com by selecting “Investors” and then “Corporate Governance.” The Nominating and Corporate Governance Committee is responsible for submitting to the Board of Directors a proposed slate of directors for submission to the stockholders at the Company’s annual meeting, recommending director candidates in view of pending additions, resignations or retirements, developing criteria for the selection of directors, reviewing suggested nominees received from stockholders and reviewing corporate governance policies and recommending changes to the full Board of Directors. As set forth above, the members of the Nominating and Corporate Governance Committee qualify as “independent directors” under the NYSE MKT rules. The Nominating and Corporate Governance Committee held three meetings in 2015.

Role of Board of Directors in Risk Management

        The Board of Directors oversees the Company’s approach to risk management as a whole. It is management’s responsibility to keep the Board of Directors informed regarding the matters of the Company. The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to the Company’s management team concerning the assessment and management of risk. It is the responsibility of the Board of Directors to understand the information it receives and its context and assess and manage the various risks the Company faces. In exercising its oversight, the Board of Directors may allocate some areas of focus to its committees for evaluation, as more fully described below.

        The Board of Directors has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board of Directors at regularly scheduled Board of Directors meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

        The Audit Committee oversees the integrity of our financial statements, reporting processes and internal controls, the internal audit function, the independent auditors’ qualifications, independence and performance, and the Company’s corporate finance matters including its capital structure. The Audit Committee reviews critical accounting policies and potential conflict of interest situations, including transactions with related parties. The Audit Committee also provides oversight with respect to the Company’s risk management process, including, as required by the NYSE MKT, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management. Under the terms of the Company’s Business Conduct Policy, the Audit Committee is charged with monitoring and enforcing compliance with laws and practices relating to accounting.

        The Compensation Committee is responsible primarily for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its stockholders. In furtherance of this objective, the Compensation Committee evaluates the potential compensation payable under the Company’s executive compensation plans, including bonuses, options and other benefits, based on alternative performance scenarios. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

        The Nominating and Corporate Governance Committee has a significant role in overseeing risk. It oversees compliance with most of the elements of the Company’s Business Conduct and Ethics Policy, including conflicts of interest, corporate opportunities, confidential information, protection and use of Company assets and compliance with law. Monitoring and enforcing compliance with laws and practices relating to accounting is the Audit Committee’s responsibility. The Nominating and Corporate Governance Committee is also responsible for managing risks related to our corporate governance, including performance of the Board of Directors and individual directors, director succession and director education. The Nominating and Corporate Governance Committee recommends director nominees and changes to the full Board of Directors and also considers the Company’s ethics, social and environmental responsibility.

Selection of Nominees for the Board of Directors

        The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors candidates to serve as members of the Board of Directors. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather each nominee is individually evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating and Corporate Governance Committee does not have a policy regarding the consideration of diversity in identifying nominees for director, however, it does actively seek to have a Board of Directors composed of individuals with a diverse set of expertise and business experiences. With respect to the selection of director nominees at the 2015 Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate each of the seven returning directors currently serving on the Board of Directors.

        The Nominating and Corporate Governance Committee will consider candidates submitted from a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. The committee will then evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board of Directors. The committee will seek to identify and recruit the best available candidates, and will endeavor to evaluate qualified stockholder nominees on the same basis as those submitted by members of the Board of Directors, third-party search firms or other sources.

        After completing this process, the committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The committee chair, or another director designated by the committee chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full committee. All such interviews will be held in person, to the extent possible, and will include only the candidate and the committee members. Based upon interview results and appropriate background checks, the committee will decide whether it will recommend the candidate’s nomination to the full Board of Directors.

        The committee may, in its discretion, choose to use additional resources (including independent third-party search firms) if it determines that such resources could enhance a particular director search.

        Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361:

●	Stockholder’s name, number of shares owned, length of period held and proof of ownership;
●	Name, age and address of candidate;
●

A detailed resume describing among other things the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

●	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors and documents his/her ability to serve on the Board of Directors;
●	Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors;
●	A description of any arrangements or understandings between the stockholder and the candidate;
●	Any other information that would be useful to the committee in considering the candidate; and
●	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

        The Corporate Secretary will forward such materials to the committee chair and the Chairman of the Board of Directors. The Corporate Secretary will also maintain copies of such materials for future reference by the committee when filling Board of Directors positions.

        Stockholders may submit potential director candidates at any time pursuant to these procedures. The committee will consider such candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the committee deems necessary or appropriate. Separate procedures apply, as provided in the Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate that is not approved by the committee or the Board of Directors. See “DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING.”

Communications with the Board of Directors

        The Board of Directors has adopted a policy to provide a process for holders of the Company’s Common Stock and other interested parties to send written communications to the Board of Directors. Any person wishing to send communications to the Board of Directors should send the written communication and the following information to the Company’s Corporate Secretary, Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361:

●	name, age, business address and residential address;
●	if a stockholder, the number of shares of Common Stock owned, length of period held and proof of ownership; and
●	any individual director or committee to which the person would like to have the written statement and other information sent.

        The Corporate Secretary, or his designee, will collect and organize all of such communications as he deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any committee chair or individual director. The Corporate Secretary may refuse to forward material which he determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

Leadership Roles

        It is not required under the terms of the Company’s Bylaws that the positions of Chairman of the Board of Directors and Chief Executive Officer be separate. Further, the Board of Directors has no policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Our offices of Chairman of the Board and Chief Executive Officer have been separate since before our initial public offering in 2005, with the Chairman of the Board overseeing strategic planning for the Company, and the Chief Executive Officer overseeing day-to-day operational matters. The Board of Directors believes that the separation of the two roles continues to provide the best balance of these important responsibilities. Having been a Board member of the Company since 2005, Mr. Berlin, our Chairman of the Board of Directors, has brought not only leadership and financial acumen to the Board, but also a unique and extensive knowledge of the Company and its industry. Our CEO, Mr. Schoen, enhances his role as Chief Executive Officer and provides significant value for the Company and its stockholders due to his extensive experience in management positions within similar manufacturing companies and extensive knowledge of the private label market.

        Our Bylaws provide the flexibility for our Board of Directors to modify our leadership structure in the future as appropriate, and as such, the Board of Directors intends to continue to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances, rather than based on a policy or rule. We believe that the Company has been well-served by this flexible leadership structure.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of Orchids Paper Products Company (in this report, the “Committee”) is composed of three directors who, in the judgment of the Board of Directors, meet the independence requirements of the Committee’s charter, and the NYSE MKT and SEC rules. The Committee operates under a charter adopted by the Board of Directors. The primary function of the Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

        The Committee submits the following report pursuant to the SEC rules:

●

The Committee has reviewed and discussed with management and with HoganTaylor LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended December 31, 2015 (the “Financial Statements”).

●

HoganTaylor LLP has advised management of the Company and the Committee that it has discussed with them all the matters required to be discussed by Statement of Auditing Standards No. 61, as modified, which include among other items, matters related to the conduct of the audit of the Financial Statements.

●

The Committee has received from HoganTaylor LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding HoganTaylor LLP’s communications with the Committee concerning independence and has discussed HoganTaylor LLP’s independence with them.

●

Based upon the aforementioned review, discussions and representations of HoganTaylor LLP, and the unqualified audit opinion presented by HoganTaylor LLP on the Financial Statements, the Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K. The Committee has reviewed the performance of services provided by HoganTaylor LLP in 2015 and the proposed audit plan for 2016 and, based upon those reviews and other considerations, recommends that HoganTaylor LLP be selected as the independent registered public accounting firm for the Company for fiscal 2016.

Respectfully submitted,

John C. Guttilla, Chairman Steven R. Berlin Mark H. Ravich

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of the Company is primarily responsible for reviewing, approving and overseeing Orchids’ compensation plans and practices, and works with management and the committee’s compensation consultant to establish Orchids’ executive compensation philosophy and programs. The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with management and has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,
Steven R. Berlin, Chairman John C. Guttilla Douglas E. Hailey

        The Report of the Audit Committee and the Report of the Compensation Committee on Executive Compensation will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth above and to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised of Steven R. Berlin, who chairs the committee, John C. Guttilla and Douglas E. Hailey, none of whom are employees or current or former officers of the Company, and none of whom had any relationship with the Company required to be disclosed under the section of the proxy captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” None of the Company’s Compensation Committee members and none of the Company’s executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

        Our Compensation Committee is responsible for approving the compensation program design for all components of executive officer total compensation. The Compensation Committee reviews our compensation strategy on an annual basis to ensure such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy. Compensation decisions are made by the Compensation Committee of our Board of Directors, with input from our Chief Executive Officer for compensation of his direct reports.

        This section provides information regarding the compensation for Mr. Schoen (President and Chief Executive Officer) and Mr. Schroeder (Chief Financial Officer), whom we refer to collectively as the “named executive officers.” This section includes information regarding the overall objectives of our compensation programs, the means by which we make compensation decisions and each element of compensation that we provide.

        We provide a competitive total compensation package to our executive officers through a combination of base salary, annual cash bonus plan, equity-based compensation and other compensation, including 401(k) matching contributions, severance and change in control agreements.

Objectives of Compensation

        In setting policies and practices regarding compensation at the Company, the guiding philosophy of the Compensation Committee is to establish a compensation program that:

●	is competitive with the market in order to help attract, motivate, reward and retain highly qualified employees and executives;
●	creates a performance-based link between executive pay and the Company’s performance;
●	facilitates stockholder value creation;
●	promotes our strategic, financial and operating performance objectives; and
●	aligns our executives’ interests with the interests of our stockholders.

        To achieve these goals, the Company has entered into employment agreements which address base salary with our named executive officers, and the Compensation Committee implements and maintains compensation plans that tie a substantial portion of our named executive officers’ overall compensation to profitability improvement and thus improved stockholder value. In addition, the Compensation Committee evaluates compensation on an ongoing basis and makes adjustments as it believes are necessary to fairly compensate our executives and to retain their services.

Establishing Executive Compensation

        Role of the Compensation Committee.    The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation matters. Its role is to review the Company’s compensation programs, policies and practices and to set the compensation for each named executive officer.

        The Compensation Committee reviews the performance of each named executive officer, the financial and other performance of the Company and considers the appropriate level of compensation for each named executive officer. The Compensation Committee considers the total compensation for each named executive officer as well as the individual elements of their compensation, including base salary and potential cash bonus payments, vested and unvested stock options and restricted stock, perquisites and payments under various termination and change of control scenarios. In setting compensation, the committee’s decisions are shaped by the Company’s compensation objectives and the market for executive talent based on the Compensation Committee’s members’ personal experience, contacts in the paper industry and publicly available information. The Compensation Committee also uses third-party firms, including the Internet-based Equilar database, on occasion to evaluate base salary for our named executive officers against the base salary of their counterparts at certain comparable public companies.

        In the first quarter of each year, the Compensation Committee determines the metrics for the new year’s bonus program. The Compensation Committee considers the structure of the Company’s compensation arrangements and how well that structure furthers the Company’s compensation objectives. The Company’s Chief Executive Officer participates in the process for setting the compensation for Mr. Schroeder (our Chief Financial Officer), and both the Chief Executive Officer and the Chief Financial Officer have considerable input in determining the metrics used in the bonus program and in making compensation decisions for other employees.

        Also in the first quarter of each year, the Chief Financial Officer certifies the accuracy and consistency of the bonus calculations for the named executive officers based on individual and Company performance against the targets and thresholds set for the prior year’s program. The Chief Financial Officer presents the calculations to the Compensation Committee for review and, if approved, authorization of payment.

        Role of Compensation Consultants.    Our Compensation Committee has previously engaged, and may prospectively engage compensation consultants as part of the process in reviewing, evaluating and setting compensation. Under its charter, the Compensation Committee may, in its sole discretion, retain or obtain advice of a compensation consultant, independent legal counsel or other adviser. The Compensation Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Compensation Committee. In selecting a consultant, counsel or adviser, the Compensation Committee evaluates the independence of such adviser by considering the following six factors and any other factors the Compensation Committee deems relevant to the adviser’s independence from management:

●	Provision of other services to the Company by the person that employs the consultant.
●	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person’s total revenue.
●	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest.
●	Any business or personal relationship between the consultant and any member of the Committee.
●	Ownership by the consultant of the Company’s stock.
●	Any business or personal relationship between the consultant, or any person that employs the consultant, and any executive officer of the Company.

        In September 2013, the Compensation Committee directly engaged Frederick W. Cook & Co. (“Cook”) to prepare a benchmark study of the Company’s compensation. In particular, Cook was asked to conduct a comprehensive review of the compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and top marketing officer against compensation paid to similar positions in certain companies deemed by the Board and management to be competitive with the Company in the hiring of executives. As part of its commitment to keeping executive pay consistent with that of its peers and with the market, the Compensation Committee used Cook’s reports along with other factors, such as Company and individual performance, to ensure the Company’s compensation to its executive officers was consistent with market practice and to determine any necessary adjustments to the structure of the Company’s compensation packages and the defined metrics to be used for the Company’s compensation program. In 2014, the Compensation Committee engaged Cook, in part to review the market for changes in compensation paid to similar positions as our named executive officers. The Compensation Committee did not engage Cook in 2015.

        Role of the Chief Executive Officer.     The Chief Executive Officer assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the Company’s other officers and management personnel, including Mr. Schroeder (our Chief Financial Officer). The Chief Executive Officer may also consult informally with the Compensation Committee, our Chairman of the Board of Directors and the Chief Financial Officer in determining the metrics used in the bonus program and in making compensation decisions for other employees prior to presenting his recommendations to the Compensation Committee for their review and discussion to ensure that his recommendations will best reflect our compensation objectives.

        Role of Stockholders.    The Compensation Committee considers stockholder input when setting compensation for named executive officers. At our 2014 annual meeting of stockholders, 81.1% of the votes cast on the advisory vote on executive compensation were in favor of our executive compensation policies. The Board of Directors and the Compensation Committee reviewed these vote results and determined that, given the significant level of support, no major re-examination of our executive compensation policies was necessary at this time. At least once every six years, we are required by the Dodd-Frank Act to provide stockholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. At our 2011 annual meeting, our stockholders voted in favor of holding such advisory votes every three years. Accordingly, at that time, the Board determined that the Company’s policy will be to include an advisory vote on executive compensation in the Company’s annual meeting proxy materials every three years until the next required frequency vote is held. As such, we next intend to solicit input from our stockholders on our executive compensation at the 2017 annual meeting of stockholders.

        Role of Employment Agreements.    We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers have entered into employment agreements with us. Our employment agreements with the named executive officers establish the named executive officers’ initial base salary. Mr. Schoen’s and Mr. Schroeder’s employment agreements do not provide for any automatic increase in base salary, however, their base salaries are subject to annual review and increase in the discretion of the Board of Directors and the Compensation Committee. Employment agreement terms may also include provisions regarding severance, change-in-control, confidentiality, non-competition and non-solicitation. These employment agreements are described in further detail under the section of this proxy captioned “AGREEMENTS WITH NAMED EXECUTIVE OFFICERS.”

Elements of Compensation

        Our executive compensation program consists of various elements of compensation that are intended to work together to provide total compensation that is reasonable, competitive, and related to both the Company’s performance and the individual performance of employees. Our principal competitors for executive talent are other pulp and paper industry companies as well as other companies in our region. As such, when we consider whether our levels of compensation are externally competitive, we evaluate the market for executive talent based upon the knowledge and experience of the Compensation Committee members, compensation consultants and their contacts in the paper industry. In addition, we believe that a significant portion of our compensation program should be dependent on the continued growth and success of the Company so that our executive officers have even stronger motivation to work toward the long-term interests of our stockholders as set forth in our compensation objectives described above. Accordingly, a significant portion of our named executive officers’ compensation is designed to be “at risk” and therefore contains elements dependent upon achieving performance goals as well as equity which will appreciate in value only to the extent that shares held by our stockholders also increase in value. The elements of total compensation for our named executive officers are:

●	base salary;
●	annual cash bonus plan;
●	equity-based compensation;
●	401(k) plans; and
●	perquisites.

        For fiscal year 2015, the actual total direct compensation paid to our Chief Executive Officer consisted of approximately 42% base salary, 20% performance-based cash bonus and 38% equity compensation. The actual total direct compensation paid to our Chief Financial Officer for fiscal year 2015 consisted of approximately 61% base salary, 29% performance-based cash bonus and 11% equity compensation. Total direct compensation consists of the sum of base salary plus target annual bonus, plus annual incentive grants.

For fiscal year 2014, the actual total direct compensation paid to our Chief Executive Officer consisted of approximately 17% base salary, 8% performance-based cash bonus and 75% equity compensation, which was granted by the Board in 2013 and approved by stockholders in 2014. The actual total direct compensation paid to our Chief Financial Officer for fiscal year 2014 consisted of approximately 47% base salary, 25% performance-based cash bonus and 28% equity compensation.

        Base salary.    We seek to provide our Chief Executive Officer and Chief Financial Officer with a competitive annual base salary. Base salary is set at a level that is competitive for the responsibilities of the position taking into account our industry and geographic location. In addition, the Compensation Committee considers adjustments to base salary based on both Company and individual performance as well as internal equity within our pay scale. We do so in order to attract and retain a high caliber of talent for these positions, and to provide a fair base wage that is not subject to the Company’s performance risk. For the named executive officers, the minimum base salary is established in their employment agreements and, as such, is also subject to the outcome of the Company’s negotiations with the executives. Increases to base salary in subsequent years are made at the discretion of our Compensation Committee.

        Effective January 1, 2013, Mr. Schroeder’s base salary was increased 2.0%, to $210,120 per year. In November 2013, in connection with the appointment of Mr. Schoen as Chief Executive Officer, the Compensation Committee reviewed the current base salary of the position of Chief Executive Officer and the benchmark study provided by Cook in its compensation review. Mr. Schoen’s base salary was set at $400,000 per year. The named executive officers did not receive base salary increases in 2014 or 2015.

        In considering the competitiveness of our base salaries, the Compensation Committee relies upon the expertise of its members, the use of third-party consulting firms, and data from a database created by Equilar Inc., an independent executive compensation research firm that draws information from proxy statements and other reports filed with the Securities and Exchange Commission. In 2012, in connection with the execution of employment agreements with the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee consulted a report of the base salary for chief executive officers and, separately, chief financial officers at 40 Midwest-based small publicly traded manufacturing companies, excluding oil and gas companies, which the Chief Executive Officer and the Compensation Committee believe are representative of the types of companies with which we compete for executive talent. In 2013, the Compensation Committee consulted Cook’s review and benchmark study of the compensation of the Company’s Chief Executive Officer and Chief Financial Officer in order to establish the terms of Mr. Schoen’s compensation package. In 2014, the Compensation Committee engaged Cook, in part to review the market for changes in compensation paid to similar positions as our named executive officers.

        The following table lists the base salaries set by the Compensation Committee for each of the named executive officers during each of 2014 and 2015, along with the percentage change from year to year:

Base Compensation

	2014	2015	Percentage Change
Jeffrey S. Schoen	$400,000	$400,000	0.0%
Keith R. Schroeder	$210,120	$210,120	0.0%

Cash bonus.    The Company’s annual cash bonus plan is performance-based and designed to reward named executive officers for their contributions to the Company in clear, measurable criteria. In general, the Compensation Committee begins working with our executive officers late in the then current year to establish performance goals for the following year’s cash bonus plan. The employment agreements for each of the Company’s named executive officers provide that cash bonus compensation is capped at 100% of their respective base salary. The Company’s Chief Financial Officer certifies the accuracy and consistency of the bonus calculation and presents the calculation to the Compensation Committee in the first quarter of each year and at other times as requested by the Compensation Committee.

        In January 2015, the Compensation Committee approved a performance bonus program for 2015 based on a combination of the Company’s EBITDA performance (weighted at 80%) and a subjective component based on individual performance (weighted at 20%). The Company places strong emphasis on the metric of EBITDA because the Compensation Committee believes that the named executive officers should be encouraged to consider all means for improving EBITDA. “EBITDA” represents net income before net interest expense, income tax expense, depreciation and amortization. Amortization of deferred debt issuance costs is included in net interest expense. “Adjusted EBITDA” represents EBITDA before non-cash stock compensation expense and unusual expenses, such as costs of business acquisitions and costs to demolish assets. The Adjusted EBITDA cash bonus goals were established based upon results from the previous year and evaluation of expectations for business for the coming year, taking into account market conditions, capital invested for efficiency and growth, fiber prices and other factors. The Compensation Committee considered the current economic conditions and business environment on both a micro and macro basis. Macro factors included the expected state of the economy and energy and raw material prices. Micro factors included competitive conditions, capacity in the tissue products industry both on a regional and national basis, and consumer trends and how they impact our customers’ requirements for our products. For purposes of determining the final 2015 bonus calculation, we excluded from the EBITDA calculation non-cash compensation related to stock compensation. For a reconciliation of EBITDA and Adjusted EBITDA to net income for the year ended December 31, 2015, please see the Company’s Form 10-K that was filed with the SEC on March 7, 2016.

Cash bonuses for named executive officers for their work in 2015 were determined based on the Company’s performance against the Adjusted EBITDA target and thresholds for the fiscal year. After considering whether there were any subjective performance matters that would alter the cash bonus amounts, the Compensation Committee determined that the 20% of the bonus amount attributable to subjective individual performance was best captured by reference to the Company’s EBITDA performance. Consequently, the cash bonus amounts for 2015 were based solely on the Company’s EBITDA performance. The program was designed such that those who could most affect a Company’s performance metric would have the largest portion of their total potential compensation at risk with respect to such metric. In addition, the range of thresholds and corresponding payouts for the Adjusted EBITDA metric were established to provide a graduated payout scale. If the Company did not achieve the minimum Adjusted EBITDA performance threshold, the named executive officers were not entitled to receive any bonus payouts. Each of our named executive officers had a target bonus of 60% of base salary, which was $240,000 for Mr. Schoen and $126,072 for Mr. Schroeder.

        The following table shows the 2014 and 2015 bonus payments for each of our named executive officers:

Bonus

	Actual 2014	Actual 2015	Percentage Change
Jeffrey S. Schoen	$211,522	$195,610	-7.5%
Keith R. Schroeder	$111,113	$102,757	-7.5%

        The table below shows the Company’s 2015 performance thresholds for Adjusted EBITDA and the corresponding percentage of the bonus award to be paid. The calculated percentage based on audited results is subject to adjustment up or down based on the Board’s evaluation of named executive officers’ performance on factors other than those generating current year adjusted EBITDA. Based on adjusted EBITDA of $32,405,000 and consideration of other performance factors, the Board granted bonuses of 81.5% of target for 2015.

Adjusted EBITDA Performance Thresholds (1)
2015 Goals	Percent of EBITDA bonus achieved (2)
<$24,604,000	0%
28,000,000	50%
35,000,000	100%
42,000,000	150%

(1)	For a reconciliation of EBITDA and Adjusted EBITDA to net income for the year ended December 31, 2015, please see the Company’s Form 10-K that was filed with the SEC on March 7, 2016.
(2)

Actual bonus percentage was prorated between thresholds for 2015. Any level of the weighted metrics above the 100% maximum would not necessarily result in additional bonus above the 100% maximum but may be reviewed and awarded by the Board of Directors in its sole discretion.

        In February 2014, the Company adopted a claw back policy to help protect the interests of its stockholders. The Company’s claw back policy further aligns the interests of our executives with the stockholders. Under such policy, our Board of Directors may adjust or cancel, or require recovery of, any incentive-based compensation from current or former executives if the Company has to issue an accounting restatement based on erroneous data due to material non-compliance with any financial reporting requirement under federal securities laws that affect directly or indirectly the objective and subjective metrics used to determine bonuses and equity awards.

        Equity-based compensation.    We believe that equity grants serve our compensation objectives by linking the compensation of our key employees to our Company’s growth and prosperity, because the value of the equity awards will increase or decrease with changes in the value of our Common Stock. Annual grants of equity awards are made at the discretion of the Compensation Committee based on review of the compensation program and the performance of the Company and our executives. The Orchids Paper Products Company 2014 Stock Incentive Plan (the “2014 Plan”) provides for awards of stock options, stock appreciation rights and other stock based awards, including awards of restricted stock. The 2014 Plan’s purpose is to provide the Company with a means to assist in recruiting, retaining, and rewarding certain employees, directors, and consultants and to motivate such individuals to exert their best efforts on behalf of the Company by providing incentives through the granting of awards.

        The Company’s Compensation Committee is the administrator of the 2014 Plan. Subject to the express provisions of the plan, the committee has plenary authority, in its discretion, to determine the individuals to whom, and the time or times which, awards shall be granted and the number of shares, if applicable, to be subject to each award. In making such determinations, the committee may take into account the nature of services rendered by the respective individuals, as well as their present and potential contributions to the Company’s success. The Compensation Committee reviews and approves stock-based awards to executive officers based upon a number of factors, including the number of shares vesting for each named executive officer in each year and the amount of equity held by each named executive officer in the aggregate, its assessment of individual performance, and retention considerations.

        Over the past three years, the Company has granted various types of equity awards to its named executive officers. In 2013, in an effort to reduce dilution of the Company’s Common Stock but provide a dividend incentive to the grantee, the Company made a one-time grant of restricted stock awards to its named executive officers, with the initial vesting date being on the first anniversary of the grant date. On February 13, 2013, Mr. Schroeder was awarded 3,000 shares of restricted stock, vesting in equal installments over a period of three years beginning on February 13, 2014.

        Beginning with the appointment of Mr. Schoen as Chief Executive Officer in November of 2013, the Company began awarding market-based options to employees as well as than time-vested options or grants of restricted stock under the belief that such awards align our executives’ interests with our stockholders’ as such awards will become exercisable, if at all, if and when the share price of the Common Stock closes at certain percentages above the exercise price of the option. Any unvested portion of these options will expire five years from the date of grant. In November 2013, the Compensation Committee granted Mr. Schoen a market-based option to purchase 400,000 shares of Common Stock. Such option was not granted pursuant to any share-based payment Plan; the option was a stand-alone grant outside of any Plan and received shareholder approval in April 2014. In February 2014, the Compensation Committee granted several members of the management team market-based options to purchase shares of Common Stock, including a grant to Mr. Schroeder of an option to purchase 25,000 shares of Common Stock. The market criteria for Mr. Schroeder’s option and the options granted to the other members of management were conformed to those of Mr. Schoen’s option so that the key members of management are aligned. Each of these market-based options will vest, if at all, in four equal installments as follows: one quarter of the shares will vest when the price of the Company’s Common Stock closes at or above $34.788 for three consecutive business days; one quarter of the shares will vest when the price of the Company’s Common Stock closes at or above $42.35 for three consecutive business days; one quarter of the shares will vest when the price of the Company’s Common Stock closes at or above $51.425 for three consecutive business days; and one quarter of the shares will vest when the price of the Company’s Common Stock closes at or above $60.50 for three consecutive business days.

In October 2015, it became apparent that general economic conditions, as well as competitive conditions in the paper industry had changed significantly. The Compensation Committee concluded that these changes would impair the incentives and alignment associated with market-based options. The Compensation Committee analyzed possible alternative equity grants that could be made to members of the Company’s management and evaluated several equity grant scenarios should certain of the stock price targets of the market-based grants not be met within the time frame established by such grants. Based in part on this analysis, the Compensation Committee recommended that the Board approve grants of time-vested awards to certain members of management in order to maintain a competitive level of compensation while still aligning management’s interests with those of the stockholders and linking compensation with the Company’s growth and prosperity. Accordingly, in November 2015, the Board granted several members of the management team options that have time-based vesting requirements, including a grant to Mr. Schoen of an option to purchase 50,000 shares of Common Stock and a grant to Mr. Schroeder of an option to purchase 5,000 shares of Common Stock. These options vest ratably over a five year period beginning on the grant date. The Compensation Committee believes that these options, when combined with the market-based awards, form a competitive equity compensation package that promotes long-term growth and aligns the interest of management with those of our stockholders.

        The following table shows the vested equity (including both options and shares of restricted stock) for each named executive officer as of December 31, 2015, the number of shares vesting each year until the award is fully vested and the aggregate number of shares subject to the outstanding grants.

Vested Equity

	Vested Year-end 2015	2016	2017	2018	2019	Market-Based (1)	Total Options and Restricted Stock Shares
Jeffrey S. Schoen (2)	52,500	10,000	10,000	10,000	10,000	400,000	492,500
Keith R. Schroeder (3)	1,000	2,000	1,000	1,000	1,000	25,000	31,000

(1)

These options vest, if at all, in four equal tranches if and when the share price of the Company’s Common Stock closes at or above each of $34.788, $42.35, $51.425 and $60.50, respectively, for three consecutive business days.

(2)

Mr. Schoen holds 52,500 vested options to purchase the Company’s Common Stock. 42,500 of these options were granted to Mr. Schoen as a member of the Board of Directors prior to his appointment as the Company’s President and CEO. On April 9, 2014, Mr. Schoen was granted an option to purchase 400,000 shares of the Company’s Common Stock. This grant vests as discussed in footnote 1 above. On November 12, 2015, Mr. Schoen was awarded an option to purchase 50,000 shares of the Company’s Common Stock. This grant vests in five ratable portions beginning on the grant date and continuing on each anniversary of the grant date thereafter.

(3)

On February 13, 2013, Mr. Schroeder was awarded 3,000 shares of Restricted Stock under the 2005 Plan, vesting in equal installments over a period of three years beginning on February 13, 2014. On February 4, 2014, Mr. Schroeder was granted an option to purchase 25,000 shares of the Company’s Common Stock. This grant vests as discussed in footnote 1 above. On November 12, 2015, Mr. Schroeder was awarded an option to purchase 5,000 shares of the Company’s Common Stock. This grant vests in five ratable portions beginning on the grant date and continuing on each anniversary of the grant date thereafter.

        401(k) plans.    We have three 401(k) retirement savings plans. One covers all non-union employees, one covers the Company’s union employees in the paper mill, and one covers the Company’s union employees in the converting facility. Our executive officers are covered by the non-union plan. The Company may make matching or additional contributions to the plan, to be determined annually by the Compensation Committee, for the benefit of all participants. As of January 1, 2013, we changed from a four year vesting schedule to immediate vesting in the 401(k) plan. In addition, our employer match changed from 87.5% of a salaried employee’s deferrals up to 8% of wages paid to 100% of a salaried employee’s deferrals up to the first 3% of wages paid, 50% of the next 2% and 100% of next 3%, which deferrals are limited by the IRS prescribed maximum.

        Perquisites.    We offer limited perquisites to our named executive officers. All salaried employees of the Company receive a term life insurance benefit of one year’s base salary while employed by the Company, as well as short-term and long-term disability insurance coverage. The Company believes that these certain limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving the Company’s compensation objectives.

        Severance, change in control, and other post-employment payments.    The Company’s named executive officers have severance and change in control provisions as part of their employment agreements. The purpose of these provisions is to aid in retention and recruitment. In addition, by providing for change of control payments, we are able to encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company and protect the earned benefits of the officer against adverse changes resulting from a change in control. The level of payments provided under these provisions is consistent with what the Compensation Committee views as common industry practices. These arrangements are described in greater detail in the section of the proxy captioned “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change in Control.”

Deductibility Cap on Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), precludes a public corporation from deducting for federal income tax purposes compensation in excess of $1 million in any taxable year for its Chief Executive Officer or any of its three other highest paid executive officers, not including the chief financial officer (for these purposes, the “Named Executives”). Certain performance-based compensation is not subject to that limitation. As part of its role, the Compensation Committee considers the anticipated tax treatment to us and the executive officers in its review and establishment of compensation programs and payments. In general, the Compensation Committee believes that it is in our best interest to receive maximum tax deductions for compensation paid to the Named Executives. In general, we intend to pay performance-based compensation, including equity compensation, in a manner that preserves our ability to deduct the amounts paid to executive officers, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible under certain circumstances. Stock options and awards under our cash bonus plan granted to the named executive officers qualified as performance-based compensation that is not subject to the Section 162(m) deduction limitation.

EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the compensation of Jeffrey S. Schoen, the Company’s Chief Executive Officer, and Keith Schroeder, the Chief Financial Officer, the Company’s only executive officers as of December 31, 2015. Jeffrey S. Schoen has served as Chief Executive Officer since November 8, 2013. We refer to these persons as the “named executive officers” elsewhere in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Jeffrey S. Schoen	2015	$400,000	$-	$-		$368,500	(4)	$195,610	$18,858	(7)	$982,968
Current President and	2014	$400,000	$-	$-		$1,803,000	(4)	$211,522	$56,841	(8)	$2,471,363
Chief Executive Officer	2013	$53,846	$-	$-		$79,200	(4)	$26,381	$80,800	(9)	$240,227

Keith R. Schroeder	2015	$210,120	$-	$-		$36,850	(5)	$102,757	$25,178	(10)	$374,905
Chief Financial Officer	2014	$210,120	$-	$-		$124,313	(5)	$111,113	$23,182	(11)	$468,728
	2013	$209,565	$-	$65,085	(6)	$-		$95,025	$23,403	(12)	$393,078

(1)

The amounts in this column represent the grant date fair value of restricted stock granted to each named executive officer, determined by calculating the arithmetic mean between the high and low prices of the Company’s Common Stock as reported on the grant date.

(2)

The amounts in this column represent the grant date fair value of stock options granted to each named executive officer, determined using either a Black-Scholes option pricing model or a Monte Carlo option valuation model, in accordance with FASB ASC Topic 718. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to “Stock Compensation Expense” in Note 1 and Note 10—Stock Incentives to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 7, 2016.

(3)

These are performance bonus amounts earned based on performance criteria established at the beginning of each year pursuant to the annual incentive bonus plan, but are typically paid in the year following.

(4)

On November 12, 2015, Mr. Schoen was granted a stock option to purchase 50,000 shares of Common Stock. This grant vests in five ratable portions beginning on the grant date and continuing on each anniversary of the grant date thereafter. On November 8, 2013, Mr. Schoen was granted a stock option to purchase 400,000 shares of Common Stock, subject to vesting when the share price of the Company’s Common Stock closes at a certain percentage of the purchase price of the option for three consecutive business days. This grant was approved by the Company’s stockholders on April 9, 2014 at a Special Meeting of Stockholders. On May 16, 2013, Mr. Schoen received a fully vested stock option to purchase 15,000 shares of Common Stock during his tenure as a member of the Board of Directors.

(5)

On November 12, 2015, Mr. Schroeder received a stock option to purchase 5,000 shares of Common Stock. This grant vests in five ratable portions beginning on the grant date and continuing on each anniversary of the grant date thereafter. On February 4, 2014, Mr. Schroeder received a stock option to purchase 25,000 shares of Common Stock, subject to vesting when the share price of the Company’s Common Stock closes at a certain percentage of the purchase price of the option for three consecutive business days.

(6)	On February 13, 2013, Mr. Schroeder received 3,000 shares of restricted Common Stock, subject to vesting over a period of three years beginning on February 13, 2014.

(7)	Consists of $18,858 of matching Company contributions to the Company’s 401(k) plan.

(8)	Consists of $2,154 of matching Company contributions to the Company's 401(k) plan and a $54,687 of expenses and the related tax gross up for Mr. Schoen's relocation to Oklahoma.

(9)

Consists of $80,800 in fees earned by Mr. Schoen in 2013 as a member of the Board of Directors for attending meetings of the Board of Directors, the Audit Committee and the Nominating and Corporate Governance Committee during 2013.

(10)

Consists of $19,737 of matching Company contributions to the Company’s 401(k) plan, a payment of $4,041 in lieu of accrued vacation time in accordance with Company policy, and $1,400 in dividends paid on unvested restricted stock.

(11)

Consists of $16,342 of matching Company contributions to the Company’s 401(k) plan, a payment of $4,041 in lieu of accrued vacation time in accordance with Company policy, and $2,800 in dividends paid on unvested restricted stock.

(12)

Consists of $15,312 of matching Company contributions to the Company's 401(k) plan, a payment of one week's salary of $4,041 in lieu of accrued vacation time in accordance with Company policy and $4,050 in dividends paid on unvested restricted stock.

2015 Grants of Plan-Based Awards

        Each year, based upon the recommendations of the Compensation Committee, the Company sets forth a cash bonus program based on target metrics critical to the Company’s financial results. In 2015, the bonus program was based on formulas and potential bonus ranges related to EBITDA. If the EBITDA minimum threshold was achieved, named executive officers were eligible to receive cash bonus payments. Additionally, the Company awarded time-vested options to employees to purchase shares of the Company's Common Stock for a period of ten years from the grant date of the option. Each of these time-vested options vest ratably in five equal annual installments beginning on the grant date of the option and continuing on each anniversary of the grant date thereafter. The following table summarizes annual cash and equity incentive opportunities granted to named executive officers in 2015.

		Estimated future payouts under non-equity incentive plan awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Schoen	February 12, 2015	$4,000	$240,000	$400,000
Keith R. Schroeder	February 12, 2015	$2,101	$126,072	$210,120

(1)

These columns show the potential value of the payout for each named executive officer if the threshold, target or maximum goals are satisfied for the Adjusted EBITDA performance measure under our executive cash incentive plan for the year. The potential payouts are performance-driven and therefore completely at risk. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the “COMPENSATION DISCUSSION AND ANALYSIS.”

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Closing Price of Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards
Jeffrey S. Schoen	November 12, 2015	50,000	$29.575	$28.91	$368,500
Keith R. Schroeder	November 12, 2015	5,000	$29.575	$28.91	$36,850

(1)

The exercise or base price is the fair market value of the Company’s Common Stock on the grant date, which is an amount equal to the arithmetic mean between the high and low prices of the stock as reported on such date.

        The Company’s 2014 Plan provides for grants of stock options, stock appreciation rights, and performance-based awards, as well as other stock based awards and cash based awards. With respect to executive officers and directors, the Company makes equity awards under the 2014 Plan to encourage them to focus on long-term Company performance. Other than the option grants shown in the table above, no other restricted stock or stock option grants were made to our named executive officers during the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information on the holdings of stock options and restricted stock by the named executive officers as of December 31, 2015. Mr. Schoen had no restricted stock as of December 31, 2015.

		Option Awards
		Number of Securities	Number of Securities	Equity Incentive Plan Awards:			Stock Awards
	Grant Date (1)	Underlying Unexercised Options Exercisable (#)	Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey S. Schoen	February 2, 2007	3,750	-	-	$8.58	February 2, 2017
	June 19, 2007	3,750	-	-	$5.18	June 19, 2017
	May 20, 2008	3,750	-	-	$7.48	May 20, 2018
	May 19, 2009	3,750	-	-	$17.60	May 19, 2019
	May 19, 2010	3,750	-	-	$13.84	May 19, 2020
	May 19, 2011	3,750	-	-	$11.95	May 19, 2021
	May 17, 2012	5,000	-	-	$17.845	May 17, 2022
	May 16, 2013	15,000	-	-	$22.95	May 16, 2023
	November 8, 2013	-	-	400,000	$30.25	November 8, 2023
	November 12, 2015	10,000	40,000	-	$29.575	November 12, 2025
Keith R. Schroeder	February 13, 2013						1,000	(2)	$30,920
	February 4, 2014	-	-	25,000	$30.88	February 4, 2024
	November 12, 2015	1,000	4,000	-	$29.575	November 12, 2025

(1)	The expiration date of each option occurs ten years after its date of grant.
(2)	On February 13, 2016, 1,000 of these shares vested at a price of $26.33 per share, for a total market value of $26,330.

        The table below provides the grant date for each outstanding equity award at the end of fiscal 2015 and the respective vesting schedule:

		Number	Number
		of Stock	of Shares or	Vesting Period
	Grant Date (1)	Options Granted	Units of Stock Granted	Prior to 2015	2015	2016	2017	2018	2019	Market-Based (2)
Jeffrey S. Schoen	February 2, 2007	3,750		3,750	-	-	-	-	-	-
	June 19, 2007	3,750		3,750	-	-	-	-	-	-
	May 20, 2008	3,750		3,750	-	-	-	-	-	-
	May 19, 2009	3,750		3,750	-	-	-	-	-	-
	May 19, 2010	3,750		3,750	-	-	-	-	-	-
	May 19, 2011	3,750		3,750	-	-	-	-	-	-
	May 17, 2012	5,000		5,000	-	-	-	-	-	-
	May 16, 2013	15,000		15,000	-	-	-	-	-	-
	November 8, 2013	400,000		-	-	-	-	-	-	400,000
	November 12, 2015	50,000		-	10,000	10,000	10,000	10,000	10,000	-
Keith R. Schroeder	February 13, 2013		3,000	1,000	1,000	1,000	-	-	-	-
	February 4, 2014	25,000		-	-	-	-	-	-	25,000
	November 12, 2015	5,000		-	1,000	1,000	1,000	1,000	1,000	-

(1)	The expiration date of each option occurs ten years after its date of grant.
(2)

Market-based option grants will vest in four equal installments, if at all, if and when the share price of the Company’s Common Stock closes at or above each of $34.788, $42.35, $51.425 and $60.50, respectively, for three consecutive business days.

Option Exercises and Stock Vested in Last Fiscal Year

        The following table sets forth stock options that were exercised by and restricted stock that vested for our named executive officers in the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Keith R. Schroeder	10,000	$38,300	1,000	$27,210

Potential Payments Upon Termination or Change in Control

        The following table sets forth the potential payments to our named executive officers under existing agreements for various scenarios involving a change in control and/or termination of employment, assuming change of control and/or termination occurred on December 31, 2015.

	Termination With Cause	Termination Due to Death or Disability		Termination Without Cause (or For Good) Reason) Within 12 Months After Change In Control (1) (2)	Termination Without Cause (or For Good) Reason) More Than 12 Months After Change In Control (1)	Termination Without Cause	Termination For Good Reason	Termination By Employee Other than For Good Reason
Jeffrey S. Schoen	$-	$195,610	(3)	$1,514,220	$321,800	$-	$-	$-
Keith R. Schroeder	$-	$-		$457,540	$247,420	$210,120	$210,120	$-

(1)

The payments upon a change in control include the value of the executive’s unvested stock options and unvested restricted stock which would vest upon such an event, calculated using the closing market price of the Company’s Common Stock at December 31, 2015.

(2)	Includes two years’ worth of salary.
(3)	This amount represents Mr. Schoen’s bonus for 2015.

        The Company has agreed, in the respective employment agreements, to provide the Company’s Chief Executive Officer and the Company’s Chief Financial Officer with certain payments in connection with their severance from employment. These employment agreements were designed to provide a competitive compensation package to the named executive officers, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company and to protect the earned benefits of the officer against adverse changes resulting from a change in control. Severance payments would not be made in the event Mr. Schroeder is terminated for cause or if he terminates his employment other than for good reason. Severance payments would not be made in the event Mr. Schoen is terminated by the Company or terminates his own employment for any reason at any time other than a termination by the Company without cause or termination for good reason within 12 months of a change in control. Any severance payments made to the named executive officers would be conditioned upon receiving a general release from the executive.

        If Mr. Schoen’s employment is terminated without cause or for good reason within 12 months following a change in control event, then subject to execution of a release agreement Mr. Schoen is entitled to: (i) all earned and accrued but unpaid base salary, and (ii) severance consisting of an amount equal to two years of base salary plus an amount equal to twice the average of the annualized previous two bonus payments (but excluding any Stock Threshold Bonus as described below in “AGREEMENTS WITH NAMED EXECUTIVE OFFICERS”), payable in one lump sum. In the event of Mr. Schoen’s death or disability, the Company would be obligated to pay Mr. Schoen’s estate or Mr. Schoen all earned and accrued but unpaid base salary, and a pro-rated bonus.

        Mr. Schroeder is entitled to a severance payment of one year’s salary if the Company terminates him without cause or if he terminates his employment for good reason, and no severance payment if he is terminated for cause or if he terminates his employment other than for good reason. If the Company terminates Mr. Schroeder without cause or if he terminates his employment for good reason within the 12 months following a change of control, he is entitled to a severance payment of two year’s salary.

        In addition, the unvested stock options and restricted stock awards granted to Mr. Schroeder in 2013 vest immediately upon a change in control. The unvested options granted to Mr. Schoen in 2013 and 2015 and Mr. Schroeder in 2014 and 2015 immediately vest if such executive is terminated either by the Company without cause or by executive for good reason within one year following a change in control and such change in control occurs within five years from the date of grant.

Cause is defined in the Company’s employment agreements and the option agreements entered into with Mr. Schoen and Mr. Schroeder in 2015 as:

●	the employee engages in willful misconduct which is materially injurious to the Company;
●	the employee is convicted, or enters a plea of nolo contendere with respect to a felony;
●	the employee engages in fraud or dishonesty in connection with the business of the Company;
●	the employee’s abuse of or dependency on alcohol or drugs (illicit or otherwise);
●	the employee fails to perform lawful directives, including, without limitation, any failure to regularly report to the office; or
●	(in the case of the Company’s employment agreements) the employee breaches their contractual agreement.

         Good reason is defined in the Company’s employment agreements as:

●	the employee is required to relocate permanently;
●	the employee’s duties are materially diminished;
●	the employee is required to regularly report to another person than the Board of Directors or as designated; or
●	the Company breaches its contractual agreement.

     Good reason is defined in the Company’s option agreements entered into with Mr. Schoen and Mr. Schroeder in 2015 as:

●	the employee is required to relocate permanently to a place of business more than 100 miles from the Company’s principal offices;
●	the employee’s duties are materially diminished; or
●	the employee’ s responsibility or authority are materially diminished.

     The definition of change in control in the Company’s employment agreements includes:

(i)

any one person or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(ii)

a change in the ownership of all or substantially all of the Company’s assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of determined without regard to any liabilities associated with such assets.

       The definition of change in control in the option agreements entered into with Mr. Schoen and Mr. Schroeder in 2015 includes:

(i)

the purchase or other acquisition (other than from the Company) by any person, entity or group of persons (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership of 20% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;

(ii)

a change in the ownership of all or substantially all of the Company’s assets, which occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(iii)

a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

DIRECTORS’ COMPENSATION

        The chart below sets forth the cash fees paid to directors in 2015.

Type of Fee
Non-employee Director (other than Chairman)	$30,000
Chairman of the Board of Directors	$50,000
Chairman of the Audit Committee	$10,000
Member of the Audit Committee	$5,000
Chairman of the Compensation Committee	$5,000
Chairman of the Nominating and Corporate Governance Committee	$5,000
Board Meeting Attended by Director:
Attended in person	$1,200
Attended by telephone	$600
Audit, Compensation or Nominating and Corporate Governance Committee Meetings:
Attended in person if it is not in conjunction with a full Board meeting	$1,200
Attended by telephone	$600
Special Committees (1)	$5,000

(1)	Generally, members of a special committee are paid $5,000 for their services, however, the fees paid may vary from time to time and are approved on a case-by-case basis by the Compensation Committee.

The Compensation Committee believes directors’ incentives should be to improve the long-term value of the Company and promote stockholder returns. Accordingly, in addition to the above fees, our directors are also compensated with awards under the 2014 Plan. It has been the Company’s practice to award options for the issuance of 5,000 shares of Common Stock upon a new non-employee director’s election to the Board of Directors. At the 2015 annual meeting of stockholders, the Company awarded each continuing non-employee director options for the issuance of 5,000 shares of Common Stock in connection with their re-election, and options for the issuance of 15,000 shares of Common Stock were awarded to the Chairman of the Board of Directors. The options are immediately vested upon grant. The Company reimburses members of the Board of Directors for travel expenditures related to their services to the Company. In addition, the Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company. The Company also pays the premiums on the directors’ and officers’ liability insurance policies.

The following table sets forth compensation for each of our non-employee directors for the fiscal year ended December 31, 2015.

Summary Board of Directors Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total
Steven R. Berlin (2)	$77,400	$69,600	$-	$147,000
Mario Armando Garcia (3)	$39,000	$23,200	$-	$62,200
John C. Guttilla (4)	$58,000	$23,200	$-	$81,200
Douglas E. Hailey (5)	$42,600	$23,200	$-	$65,800
Elaine MacDonald (6)	$40,200	$23,200	$-	$63,400
Mark H. Ravich (7)	$56,800	$23,200	$-	$80,000

(1)

The amounts in this column represent the grant date fair value of stock options granted to each director in fiscal 2015, determined using the Black-Scholes option pricing model, in accordance with FASB ASC Topic 718. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to “Stock Compensation Expense” in Note 1 and Note 10—Stock Incentives to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 7, 2016.

(2)	Mr. Berlin had 51,250 vested stock options outstanding as of December 31, 2015.
(3)	Mr. Garcia had 10,000 vested stock options outstanding as of December 31, 2015.
(4)	Mr. Guttilla had 27,500 vested stock options outstanding as of December 31, 2015.
(5)	Mr. Hailey had 38,750 vested stock options outstanding as of December 31, 2015.
(6)	Ms. MacDonald had 15,000 vested stock options outstanding as of December 31, 2015.
(7)	Mr. Ravich had 18,750 vested stock options outstanding as of December 31, 2015.

Employee Benefit Plans

        Stock Incentive Plan.    In April 2014, the Board of Directors and stockholders adopted the Orchids Paper Products Company 2014 Stock Incentive Plan (the “2014 Plan”), which replaced the 2005 Stock Incentive Plan (the “2005 Plan”). A total of 400,000 shares of Company Common Stock was allocated for issuance under the 2014 Plan, including 21,416 shares which were rolled over from the 2005 Plan. The 2014 Plan was established to allow the Company to continue to provide incentives to officers, employees, consultants and advisers (including members of the Board of Directors), who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it. The Board of Directors believes that the 2014 Plan also helps to align the interests of its management, directors, employees and other personnel with the interests of our stockholders and permits the Company to use the shares allocated to the plan to attract and retain key employees by providing them with appropriate equity incentives.

        Equity awards previously granted under the 2005 Plan will continue in full force and effect under the terms of the 2005 Plan and were not changed nor modified. As of March 1, 2016, there are 219,300 shares available for issuance under the 2014 Plan. The following table discloses equity securities authorized for issuance as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	827,850	$27.05	223,400
Equity compensation plans not approved by security holders	-	-	-
Total	827,850		223,400

        401(k) Plans.    The Company established three 401(k) retirement savings plans in 1998. One plan covers all salaried employees, one covers the Company’s union employees in the paper mill and one covers the Company’s union employees in the converting facility. Each of the Company’s participating employees may contribute to the 401(k) plan, through payroll deductions, not less than 1% nor more than 25% of his or her total cash compensation. The Company may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by the Company’s Board of Directors in the case of the Company’s 401(k) plan for salaried employees, and by the respective union contracts in the case of the 401(k) plans for union employees. Employees may elect to invest their contributions in various established mutual funds. All amounts contributed by employee participants are fully vested at all times. Under all plans, employer matching contributions are fully vested at all times. For the years ended December 31, 2013, and 2014, administrative expenses paid to the third-party provider related to the 401(k) plans were $625 and $125, respectively. All future administrative expenses will be paid by plan participants rather than the Company.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

        The Company has employment agreements with Jeffrey S. Schoen, President and Chief Executive Officer, and Keith R. Schroeder, Chief Financial Officer. The terms of the employment agreements were individually developed based on a number of factors, including the particular executive’s position, his scope of duties, his experience, his past performance, our compensation goals and the market for executive talent. Mr. Schoen and Mr. Schroeder also entered into non-disclosure and non-solicitation agreements with the Company in connection with the Company's award of time-vested stock options under option agreements pursuant to the 2014 Plan.

Schoen Agreements

        The Company and Mr. Schoen entered to an Employment Agreement on January 23, 2014. Pursuant to the Employment Agreement, Mr. Schoen is an at-will employee and either party may terminate the Employment Agreement at any time. The Employment Agreement provides that Mr. Schoen is entitled to an initial base salary of $400,000 per annum, subject to annual review and increase at the discretion of the Compensation Committee. Further, Mr. Schoen is potentially entitled to the following bonus payments: (i) an annual performance bonus in an amount up to 100% of then current base salary (target bonus of 60% of base salary) based on achievement of such targets as shall be established, in accordance with the Company’s annual bonus program, and pro-rated as necessary for any partial year; and (ii) a one-time bonus payment of $50,000 if for three consecutive business days the Company’s share price closes above each of the following four thresholds at any point during the five years following November 8, 2013: $34.788, $42.35, $51.425, or $60.50 (each a “ Stock Threshold Bonus”). The aggregate Stock Threshold Bonus payable is limited to $200,000. All payments under the Employment Agreement are intended to be exempt from Section 409A as short-term deferrals.

        The Employment Agreement also provides that Mr. Schoen is entitled to certain other benefits, including the payment by the Company of costs of reasonable temporary living in the Tulsa, Oklahoma area for up to 12 months, the reimbursement of certain relocation costs incurred by Mr. Schoen, and four weeks of vacation during each of the first three years of employment and five weeks thereafter.

        Under the Employment Agreement, if Mr. Schoen’s employment is terminated without “Cause” or with “Good Reason” within 12 months following a change in control event, then subject to execution of a release agreement Mr. Schoen is entitled to: (i) all earned and accrued but unpaid base salary, and (ii) severance consisting of an amount equal to two years of base salary plus an amount equal to twice the average of the annualized previous two bonus payments (but excluding the Stock Threshold Bonus), payable in one lump sum. In the event of Mr. Schoen’s death or disability the Company would be obligated to pay Mr. Schoen’s estate or Mr. Schoen all earned and accrued but unpaid base salary, and a pro-rated bonus. Furthermore, under the Option Agreement the Company and Mr. Schoen entered on November 12, 2015, if Mr. Schoen’s employment is terminated as described above the unvested stock options granted to Mr. Schoen in 2015 immediately vest, provided such change in control occurs within five years from the date of grant.

     For two years following the termination of Mr. Schoen’s employment he has an obligation to inform the Company of his new employer, work location and responsibilities within ten days after accepting new employment. Also, if he receives severance, during that time Mr. Schoen will be subject to restrictive covenants relating to the solicitation of customers, suppliers or employees of the Company, and if he does not receive severance, relating to the solicitation of customers. Additionally, under the Option Agreement during the two years following the termination of his employment with the Company Mr. Schoen will be subject to restrictive covenants relating to the solicitation of customers, suppliers or employees of the Company.

     Mr. Schoen has also agreed not to use or to disclose the Company’s confidential information so long as it shall remain proprietary under the terms of the Option Agreement.

Schroeder Agreements

        Mr. Schroeder’s current employment agreement became effective on March 1, 2009. Mr. Schroeder’s agreement had an initial term ending on December 31, 2011 and is automatically renewed for one-year terms thereafter unless terminated by either party upon 60 days’ notice prior to the end of the then-current term. The agreement may be terminated by the Company prior to the end of the term for cause (as defined in the agreement) and the Company’s employment obligations will terminate upon Mr. Schroeder’s death or disability. As compensation for his services, Mr. Schroeder receives an annual base salary, subject to annual adjustments at the discretion of the Board of Directors. As of January 1, 2014, Mr. Schroeder’s salary was $210,120. Mr. Schroeder is entitled to an annual cash bonus targeted at 60% of his annual base salary and limited to a maximum of 100% of his annual base salary. Mr. Schroeder is entitled to a severance payment of one year’s salary if the Company terminates him without cause or if he terminates his employment for good reason, and no severance payment if he is terminated by the Company for cause or if he terminates his employment other than for good reason. If the Company terminates Mr. Schroeder without cause or if he terminates his employment for good reason within the 12 months following a change of control, he is entitled to a severance payment of two year’s’ salary. Any severance would be conditioned upon the Company’s receipt of a general release. Furthermore, under the Option Agreement the Company and Mr. Schroeder entered on November 12, 2015, if Mr. Schroeder’s employment is terminated as described above the unvested stock options granted to Mr. Schroeder in 2015 immediately vest, provided such change in control occurs within five years from the date of grant.

        Under his employment agreement, Mr. Schroeder has agreed to certain restrictive covenants. Those covenants include an agreement not to use or to disclose confidential information so long as it shall remain proprietary, and to inform the Company of his new employer, work location and job responsibilities within ten (10) days after accepting new employment. In addition, for a period ending on the earlier of (i) the 2nd anniversary of the date of termination of his employment with the Company, and (ii) the last day on which he is entitled to receive severance payments, Mr. Schroeder shall not, in the United States or any other country in which the Company has done business at any time during the last two (2) years prior to termination of his employment, engage, directly or indirectly, alone or in association with any other person, in any competing business. A competing business shall include any business involved in selling tissue products or services which are the same as or substantially similar to those sold or being developed by the Company during the last two (2) years prior to the termination of his employment. Further, for two (2) years following termination of his employment, Mr. Schroeder has agreed that he shall not, directly or indirectly: (i) solicit for any competing business the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company, or (ii) solicit, hire or induce any employee of the Company to leave the Company or hire any employee of the Company. Any breach of such restrictive covenants shall relieve the Company of its obligations to pay any further severance benefits. Additionally, under his option agreement, during the two years following the termination of his employment with the Company Mr. Schroeder will be subject to restrictive covenants relating to the solicitation of customers, suppliers or employees of the Company.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

        We review all transactions and relationships in which the Company and any of our Directors, nominees for Director or executive officers, or any of their immediate family members, are participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the Directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed in the Company’s proxy statement.

        Pursuant to these processes, all Directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire that is designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our Directors or executive officers also serve as directors or executive officers.

        Under the Company’s Business Conduct and Ethics Policy, any direct or indirect conflict of interest is prohibited, unless specifically consented to by the Company. A conflict of interest exists if, in the course of employment, the officer’s or director’s judgment and discretion is or may be influenced by considerations of personal gain, either for one’s self or a third party. A director or executive officer may report any conflict or potential conflict of interest to the Company’s Chief Financial Officer or the Chairman of the Nominating and Corporate Governance Committee. A waiver of a conflict of interest with respect to executive officers and directors may only be granted by the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since the beginning of 2015, there has not been, nor is there currently planned, any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of the Company’s Common Stock or any member of such persons’ immediate families had or will have a direct or indirect material interest other than agreements which are described in this proxy under the section captioned “AGREEMENTS WITH NAMED EXECUTIVE OFFICERS” and the agreements and transactions described below.

Fabrica and Related Transactions

        In June 2014, the Company closed an asset purchase agreement (“Purchase Agreement”) with Fabrica de Papel San Francisco, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Fabrica”), entered into an Assignment and Assumption of Supply Agreement with Elgin Finance & Investment Corp. (“Elgin”) and Fabrica, entered into an Equipment Lease Agreement with Fabrica, and appointed Mario Armando Garcia as a member of the Board. As the president and controlling owner of each of Fabrica and Elgin, Mr. Garcia has a financial interest in the Purchase Agreement, Supply Agreement and Equipment Lease Agreement, each of which is described below and has been previously disclosed in our filings with the SEC.

        Mr. Garcia was not an affiliate of the Company at the time these transactions were entered into. As of March 1, 2016, Mr. Garcia is a member of the board of directors and owns, directly and indirectly through Fabrica and Elgin, 696,083 shares of the Company’s common stock. See the table of “Beneficial Owners of More Than Five Percent” in this Proxy Statement.

        The Company believes that the terms of these transactions with Fabrica and Elgin are no less favorable than the Company would have received from an unrelated third-party.

Asset Purchase Agreement

        Pursuant to the terms of the Purchase Agreement, Orchids acquired a paper machine, two converting lines, Fabrica’s U.S. customer list, exclusive rights to all of Fabrica’s trademarks in the United States, and Fabrica’s covenant not to compete in the United States. The Company paid the $12.0 million purchase price with 411,650 shares of Orchids’ common stock.

Supply Agreement

        In connection with closing the Purchase Agreement, Orchids also entered into an Assignment and Assumption of Supply Agreement with Elgin. The Company paid the purchase price of $16.7 million in cash and $8.0 million in 274,433 shares of Orchids’ common stock in exchange for the assignment to Orchids of Elgin’s supply agreement with Fabrica which provided Elgin exclusive supply rights with respect to Fabrica’s U.S. business. Under the Supply Agreement between the Company and Fabrica, the Company has the right to purchase converting capacity from Fabrica. The Company believes that products purchased under the agreement are purchased at arm’s length, which is at cost plus a markup.

        During 2014 and 2015, the Company purchased converted products totaling approximately $22.7 million and $37.4 million, respectively, under the Supply Agreement.

Equipment Lease Agreement

        Concurrently with the closing of the Purchase Agreement, and pursuant to the terms thereof, Orchids and Fabrica entered into the Equipment Lease Agreement. Pursuant to the terms of the Equipment Lease Agreement, Orchids leases the paper making and converting assets acquired under the Purchase Agreement back to Fabrica. The rental fee is based upon the number of metric tons shipped by Fabrica to the Company, subject to annual adjustment based on the calculation of the annual purchase price in the Supply Agreement. The Equipment Lease Agreement has a term of twenty (20) years, but will terminate automatically upon termination of the Supply Agreement.

        Upon the earlier of (i) the termination of the Equipment Lease Agreement or (ii) the purchase by Orchids of a separate paper making or converting asset and the entry into of an equipment lease agreement between Orchids and Fabrica with respect to such purchased asset, Orchids shall have the right to sell to Fabrica the paper assets leased under the Equipment Lease Agreement on an as-is-where-is basis, for $12.0 million.

        During 2014 and 2015, the Company billed Fabrica $1.9 million and $2.2 million, respectively, under the Equipment Lease Agreement.

Shares held in Escrow

        Pursuant to the above transactions, Fabrica deposited 285,754 shares of the Company’s common stock that it received at closing under the Purchase Agreement, into an escrow account for a period of ten (10) years, to satisfy a portion of the $100 million in liquidated damages payable by Fabrica in the event of a termination of the Supply Agreement due to (i) a material breach as a result of intentional, willful or grossly negligent conduct by Fabrica, (ii) a breach of Fabrica’s covenant not to compete, or (iii) a voluntary filing of bankruptcy by Fabrica. In the event of a change of control of Fabrica, the Company will have a two (2) year right to terminate the Supply Agreement, and in such event Fabrica would be required to pay the Company liquidated damages of $36.7 million.

        In the event that a change of control of the Company occurs within five (5) years following the effective date without the prior written consent of Fabrica, the Supply Agreement will terminate two (2) years following the date of the change of control, with no liquidated damages payable; provided, however, that if Fabrica terminates the Supply Agreement within the two (2) years following such change of control, Fabrica shall pay the Company liquidated damages of $20.0 million. The Supply Agreement has an initial term of twenty (20) years.

Board Representation

        In connection with Mr. Garcia’s appointment as a director, the Company awarded Mr. Garcia an option to purchase 5,000 shares of the Company’s common stock, par value $0.001, and entered into an indemnification agreement with Mr. Garcia. In addition, the Company will pay Mr. Garcia a cash retainer of $30,000 per year, which is the standard cash retainer paid to the other non-employee directors other than the Chairman.

        Pursuant to the terms of the Purchase Agreement, Orchids agrees to continue to use its reasonable best efforts to maintain Mr. Garcia or such other person designated by Fabrica who is reasonably acceptable to Orchids, as a member of the Board through the earlier of (i) the date of termination or expiration of the Supply Agreement with Fabrica or (ii) such time that Fabrica and its affiliates, collectively, beneficially own less than five percent (5%) of the number of shares of Orchids’ common stock that were outstanding as of the closing of the NYSE MKT exchange on the closing date of the Fabrica Transaction.

        There is no family relationship between Mr. Garcia and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company. Except for the transactions effected, and agreements entered into, in connection with the Purchase Agreement, Supply Agreement and Equipment Lease Agreement, Mr. Garcia has not been a party to any transaction, or had an interest in a transaction, with the Company or any subsidiary or affiliate thereof since the beginning of the Company’s last fiscal year.

Indemnification and Employment Agreements

        As permitted by the Delaware General Corporation Law, we have adopted provisions in the Company’s Certificate of Incorporation and Bylaws that authorize and require us to indemnify the Company’s officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. The Company’s Bylaws provide that the Company will indemnify the Company’s directors and officers, and may indemnify the Company’s employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company has entered into indemnification agreements with the Company’s directors and executive officers. Under these agreements, the Company is required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of the Company’s directors or officers. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to any criminal proceeding, the Company is obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification under such agreements. The Company maintains a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that the above indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.

        In addition, the Company’s amended and restated certificate of incorporation limits the personal liability of the Company’s directors to the Company and its stockholders for monetary damages to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in the Company’s amended and restated certificate of incorporation does not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or the Company’s stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of HoganTaylor LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2015. The Audit Committee of the Board of Directors has appointed HoganTaylor LLP to act in that capacity for the year ending December 31, 2016. A representative of HoganTaylor LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

        Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain HoganTaylor LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        For this proposal to ratify the appointment of HoganTaylor LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

HOGANTAYLOR LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

YEAR ENDING DECEMBER 31, 2016.

Fees Paid to Independent Registered Public Accounting Firm

        The following table sets forth fees paid to HoganTaylor LLP, in each of the last two fiscal years:

	Audit Fees (1)	Audit-Related Fees (2)		Tax Fees (3)	All Other Fees (4)
2015	$147,949	$44,000	(5)	$3,050	$-
2014	$148,000	$17,000	(6)	$25,350	$68,393

(1)

Audit Fees include aggregate fees for professional services rendered by HoganTaylor LLP for the audit of the Company’s financial statements included in the Company’s annual report on Form 10-K, for the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002 and for the review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees include fees billed for audit-related services rendered by HoganTaylor LLP. These fees primarily relate to audits of the Company’s defined contribution pension plans in each year.
(3)

Tax Fees include the aggregate fees paid to HoganTaylor LLP for tax compliance and tax consulting. In 2014, these fees primarily related to the filing of the Company’s tax returns. This service was not provided by HoganTaylor LLP in 2015.

(4)	All Other Fees include fees billed for the audit of Golden Gate Paper Company, Inc. included in a Form 8-K/A that the Company filed with the SEC on August 13, 2014.
(5)	Includes $26,000 associated with the prospectus that the Company filed with the SEC on April 24, 2015 and $5,000 associated with the Form S-3 that the Company filed with the SEC on August 31, 2015.
(6)	Includes $6,000 associated with the Form S-3 that the Company filed with the SEC on April 8, 2014 and the subsequent amendment that the Company filed with the SEC on May 14, 2014.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

        The Audit Committee Charter requires the committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval. The Audit Committee pre-approves these services by category of service. In determining whether proposed services are permissible, the committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the committee may (i) consult with management as part of the decision making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more committee members, provided that any such approvals are presented to the full committee at the next scheduled Audit Committee meeting.

        The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. All services provided to the Company by HoganTaylor in 2014 and 2015 were pre-approved by the Audit Committee.

        The percentage of hours expended on the principal accountant’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2015 that were attributable to work performed by persons other than the principal accountant’s full-time, permanent employees was less than 50%.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS

        Rule 14a-8 under the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under Rule 14a-8, proposals submitted for inclusion in the Company’s 2017 proxy materials must be received by the Company at 4826 Hunt Street, Pryor, Oklahoma 74361, Attention: Secretary, no later than the close of business on November 23, 2016, in order to be included in the Company’s proxy statement and proxy relating to the 2017 annual meeting. The Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

        Stockholder proposals and nominations for directors made outside of Rule 14a-8 under the Exchange Act may be considered at the 2017 annual meeting of stockholders only if timely notice is given to the Company. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices not more than 120 days and not less than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, or between January 2, 2017 and February 1, 2017 in the case of the 2017 annual meeting, in accordance with the Company’s amended and restated Bylaws. However, if no annual meeting was held in the previous year or if the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder must be received before the close of business on the 10th day after the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. The Company’s amended and restated bylaws specify the requirements for the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

CODE OF ETHICS

        The Company has a Business Conduct and Ethics Policy (“Code of Ethics”) that applies to all of its directors, officers, and employees, including its senior financial officers, principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Company will satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, any provision of the Code of Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions by disclosing the nature of such amendment or waiver on the Company’s website. A copy of the Code of Ethics is available in the Corporate Governance section of the Company’s website, which can be accessed from the homepage at http://www.orchidspaper.com by selecting “Investors” followed by “Corporate Governance.”

HOUSEHOLDING OF PROXY MATERIALS

       The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single Notice of Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to our corporate secretary at 4826 Hunt Street, Pryor, Oklahoma 74361. Stockholders who currently receive multiple copies of the Notice of Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

        Management intends to bring before the meeting only the matters specifically described above and knows of no other matters to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors

Keith R. Schroeder Chief Financial Officer and Secretary
March 22, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

ORCHIDS PAPER PRODUCTS COMPANY

May 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, annual report, proxy statement and proxy card are available at www.orchidspaper.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 050216

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR ALL NOMINEES:

1. ELECTION OF DIRECTORS: To elect seven (7) directors for one-year terms expiring at the conclusion of the Company's annual meeting in 2017.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR the following Proposal:

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify HoganTaylor LLP as the Company's independent registered public accounting firm for 2016.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE BUT THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED AS RECOMMENDED ABOVE BY THE DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.